United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2015

S&T Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-12508	25-1434426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Philadelphia Street, Indiana, PA	15701
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone number, including area code: (800) 325-2265

Former name or address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on March 4, 2015, S&T Bancorp, Inc. (“S&T”) completed its acquisition of Integrity Bancshares, Inc. (“Integrity”), pursuant to that certain Agreement and Plan of Merger, dated October 29, 2014, between S&T and Integrity (the “Merger Agreement”), under which Integrity was merged with and into S&T (the “Merger”), with S&T being the corporation surviving the Merger. The Merger became effective at 5:00 p.m. on March 4, 2015 (the “Effective Time”).

Pursuant to the Merger Agreement, Integrity shareholders had the opportunity to elect to receive in exchange for each share of Integrity common stock they owned immediately prior to completion of the Merger either 2.0627 shares of S&T common stock or a cash payment of $52.50 (the “Election”), with at least 80% of the aggregate consideration paid in S&T common stock and subject to allocation procedures described in the Merger Agreement.

On March 10, 2015, S&T determined that based on the final results of the Elections former Integrity shareholders were to receive 80.97% of the merger consideration in S&T common stock and the remaining 19.03% of the merger consideration in cash. S&T, in its discretion under the Merger Agreement, has decided to forego the proration procedures provided in the Merger Agreement and to pay merger consideration to each former Integrity shareholder according to their respective Election. As a result, S&T will issue an aggregate of 4,933,115 shares of its common stock as consideration in the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

S&T Bancorp, Inc.

/s/ Mark Kochvar
Mark Kochvar
March 11, 2015	Senior Executive Vice President, Chief Financial Officer